UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 3, 2021 (August 2, 2021)

Mr. Cooper Group Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14667	91-1653725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 Cypress Waters Blvd.
Coppell, TX 75019
(Address of Principal Executive Offices, and Zip Code)

469-549-2000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	COOP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Cooper Group Inc. (the “Company”) previously entered into an investor rights agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), whereby KKR has certain rights to nominate members of the Board of Directors of the Company for so long as it holds at least 50% of the Series A Convertible Preferred Stock of the Company (the “Preferred Stock”). In connection with this right, KKR nominated Christopher J. Harrington to serve on the Company’s Board of Directors. On August 2, 2021, the Company entered into a stock purchase agreement with KKR, and after giving effect to the transaction, KKR ceased to further hold any of the Company's outstanding Preferred Stock. Accordingly, Mr. Harrington resigned as a member of the Board of Directors effective with the closing of the transaction.

Item 8.01	Other Events.
On August 2, 2021, the Company entered into a stock purchase agreement to purchase 11,073,245 shares of its Common Stock and 1,000,000 shares of its Preferred Stock from affiliates of KKR for total consideration of approximately $396 million or $33.25 per share, on an as converted basis. After giving effect to the transaction, KKR no longer held any equity interests in the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mr. Cooper Group Inc.

Date: August 3, 2021	By:	/s/ Christopher G. Marshall
Christopher G. Marshall Vice Chairman, President & Chief Financial Officer